Exhibit 3.8

Fuqing Municipal Market Supervision Administration

Verification seal of the articles of association

ARTICLES OF ASSOCIATION

OF

Fuqing Hongchang Food Co., Ltd

Chapter 1 General Provisions

Article 1. Pursuant to the provisions of the Company Law of the People’s Republic of China (“Company Law”) and relevant laws and regulations, the establishment of Fuqing Hongchang Food Co., Ltd (“Company”) is jointly funded by A, B, and C. This Articles of Association is hereby enacted.

Article 2. In the event of any inconsistency between the provisions of this Articles of Association and the provisions of laws and regulations, the provisions of laws and regulations shall prevail.

Chapter 2 Company Name and Address

Article 3. Company Name: Fuqing Hongchang Food Co., Ltd

Article 4. Company Address: Block 19, Hongchang Food Co., Ltd., Yuanhong Investment Zone, Donggao Village, Chengtou Town, Fuqing City, Fuzhou City, Fujian Province

Chapter 3 Business Scope

Article 5. Business Scope of the Company:

Permitted activities: Food production; Food sales; Online food sales; Inspection and testing services; Poultry slaughtering; Agricultural product quality and safety testing. (For projects that require approval according to law, the Company may engage in business activities after obtaining approvals from the relevant departments. The specific business activities shall be subject to the approval documents or licenses issued by the relevant departments.) General activities: Online food sales (limited to pre-packaged food sales); Food import and export; Sales of health food (pre-packaged); Wholesale of edible agricultural products; Initial processing of edible agricultural products; Domestic trade agency; Processing of meat products and by-products (excluding Western-style meat processing projects with an annual capacity of 3,000 tons or less); Initial processing services of agricultural products (excluding processing of vegetable oils, rice, flour, grain purchase, and cottonseed processing); Primary acquisition of agricultural products; Supply chain management services; Technical promotion services; Import and export of goods; General warehousing services for goods (excluding hazardous chemicals and other projects requiring permits); Non-residential real estate leasing. (Except for projects that require approval according to law, the Company may independently conduct business activities based on its business license.)

Article 6. In the event of a change in the business scope, the Company shall amend its Articles of Association and complete the registration of changes with the registration authority. For projects within the Company’s business scope that require approval according to laws, regulations, and decisions of the State Council, approval must be obtained in accordance with the law.

Chapter 4 Registered Capital of the Company

Article 7. The total investment amount of the Company is RMB 300 million yuan, and the registered capital of the Company is RMB 300 million yuan, which is the capital contributed by all shareholders and recorded with the Company registration authority. Shareholders shall bear liability to the Company up to the amount of their respective capital contributions.

Article 8. In the event of a change in the registered capital of the Company, the Company’s Articles of Association shall be amended, and an application for registration of the change shall be submitted to the relevant Company registration authority in accordance with the law.

If there is an increase in the registered capital, an application for change registration must be filed within 30 days from the date of the resolution or decision on the change.

If the Company reduces its registered capital, it shall apply for registration of the change after 45 days from the date of announcement, and shall submit proof of the Company’s announcement of the reduction of registered capital in the newspaper and a statement of the Company’s debt settlement or debt guarantee.

Article 9. Any changes in the registered items of the Company must be applied for registration with the Company registration authority. Unauthorized alteration of registered items is prohibited without proper registration of changes.

Chapter 5 Names of Shareholders, Capital Contribution Amount, Contribution Methods, and Contribution Time

Article 10. The names of the shareholders are as follows:

Names of Shareholders	Identification Card Number (or Document Number)

Lin Zengqiang	350181199601162035

Lin Zhenzhu	350181199208141924

TAN HUANG SENG	A52153050

Article 11. The amount of capital contribution, contribution method and contribution time of the shareholders are as follows:

Names of Shareholders	Subscribed Capital Contribution
	Subscribed Capital Amount	Contribution Methods	Contribution Time
Lin Zengqiang	RMB 297 million yuan	Currency	Before December 31, 2066
Lin Zhenzhu	RMB 2 million yuan	Currency	Before December 31, 2066
TAN HUNG SENG	RMB 1 million yuan	Currency	Before December 31, 2066
Total	RMB 300 million yuan

Article 12. After the establishment of the Company, a certificate of capital contribution shall be issued to the shareholders; the Company shall keep a register of shareholders. Shareholders listed in the shareholder register are entitled to exercise their shareholder rights based on the register.

Article 13. After the shareholders have subscribed to the capital contribution stipulated in the articles of incorporation, the representative designated by all shareholders shall apply to the Company registration authority for registration of establishment.

Chapter 6 Company Structure, Formation Methods, Powers, and Rules of Procedure

Article 14. The Shareholders’ Meeting, consisting of all shareholders, is the governing body of the Company and exercises the following powers:

(i)To decide on the Company’s business policy and investment proposals;

(ii) to elect and replace executive directors and supervisors who are not representatives of employees, and to decide on matters relating to the remuneration of executive directors and supervisors;

(iii) to review and approve the reports of the executive directors;

((iv) to review and approve the reports of the supervisors;

(v) to review and approve the annual financial budget and final accounts of the Company;

(vi) to review and approve the profit distribution plan and the plan for offsetting losses of the Company;

(vii) to resolve on the increase or reduction of the registered capital of the Company;

(viii) to resolve on the issuance of corporate bonds;

(ix) to resolve on the merger, division, dissolution, liquidation or change of corporate form of the Company;

(x) to amend the Articles of Association;

(xi) to appoint or dismiss the general manager of the Company.

If the shareholders unanimously agree in writing to the matters previously mentioned, the decision may be made directly without convening a shareholders’ meeting, and all shareholders shall sign and seal the decision document.

Article 15. The first shareholders’ meeting shall be convened and presided over by the shareholder with the largest capital contribution.

Article 16. The shareholders shall exercise their voting rights at the shareholders’ meeting in proportion to their capital contributions.

Article 17. The shareholders’ meetings shall be divided into regular meetings and interim meetings.

Regular meetings shall be held on time as specified. If the shareholders representing more than one-tenth of the voting rights, executive directors and supervisors propose to convene an interim meeting, an interim meeting shall be held.

The shareholders’ meeting shall be notified to all shareholders fifteen days prior to the meeting.

The shareholders’ meeting shall make minutes of the decisions made at the meeting, and the shareholders present at the meeting shall sign (or affix their seals) on the minutes.

Article 18. The shareholders’ meeting shall be convened and presided over by the executive directors.

If the executive directors are unable to perform or do not perform the duty of convening the shareholders’ meeting, the supervisors shall convene and preside over the meeting; if the supervisors do not convene and preside over the meeting, the shareholders representing more than one-tenth of the voting rights may convene and preside over the meeting on their own.

Article 19. The resolution to amend the articles of incorporation, increase or reduce the registered capital, and the resolution to merge, divide, dissolve or change the form of the Company shall be passed by shareholders representing more than two-thirds of the voting rights.

Article 20. The Company shall not have a board of directors, but an executive director, who shall be elected by the shareholders’ meeting.

The term of office of the executive directors shall be three years, and they may be re-elected upon the expiration of the term.

Article 21. The executive directors shall be responsible to the shareholders’ meeting and shall exercise the following powers and functions

(i) To convene the shareholders’ meeting and report on the work to the meeting;

(ii) To implement the resolutions of the shareholders’ meeting;

(iii) To finalize the Company’s business policy and investment proposals;

(iv) To formulate the annual financial budget and final accounts of the Company;

(v) To develop profit distribution plans and plans for offsetting losses;

(vi) To formulate a plan for increasing or reducing the registered capital of the Company and issuing corporate bonds;

(vii) To formulate a plan for the merger, division, dissolution or change of corporate form of the Company;

(viii) To decide on the setting of the internal management bodies of the Company;

(ix) To appoint or dismiss the Company’s deputy general manager, financial officer, and determine their remuneration based on the nomination by the general manager;

(x) To establish the Company’s fundamental management systems.

Article 22. The Company shall have a general manager, who shall be appointed or dismissed by the shareholders’ meeting.

Article 23. The general manager shall be responsible to the shareholders’ meeting and shall exercise the following powers:

(i) To oversee the production and operational management of the Company;

(ii) To organize and implement the annual business plans and investment proposals of the Company;

(iii) To draw up a plan for setting up the internal management bodies of the Company;

(iv) To formulate the fundamental management system of the Company;

(v) To formulate specific regulations of the Company;

(vi) To request the appointment or dismissal of the Company’s deputy general manager and financial officer;

(vii) To decide on the appointment or dismissal of responsible management personnel other than those who should be appointed or dismissed by the executive directors.

Article 24. The Company shall not have a board of supervisors and shall have one supervisor. Supervisors shall be elected by the shareholders’ meeting of the Company.

Executive directors and senior management shall not concurrently serve as supervisors.

The term of office for supervisors shall be three years, and they may be re-elected upon the expiration of the term of office.

Article 25. Supervisors exercise the following powers:

(i) To inspect the Company’s finances;

(ⅱ) To supervise the actions of the executive directors and senior management personnel in performing their duties and to recommend the removal of executive directors and senior management personnel who violate laws, administrative regulations, the Company’s Articles of Association, or resolutions of the shareholders’ meeting;

(ⅲ) To demand corrective actions from the executive directors and senior management personnel when their actions harm the interests of the Company;

(iv) To propose the convening of interim shareholders’ meetings and to convene and preside over shareholders’ meetings in the event that the executive directors do not perform the duties of convening and presiding over shareholders’ meetings as stipulated in the Company Law;

(v) To submit proposals to the shareholders’ meeting;

(vi) To initiate litigation against executive directors and senior management in accordance with Article 151 of the Company Law.

Article 26. The expenses necessary for the supervisors to exercise their powers shall be borne by the Company.

Chapter 7 Legal Representative of the Company

Article 27. The legal representative of the Company shall be the executive director, and shall be registered in accordance with law.

Article 28. The change of legal representative shall apply for registration of the change within 30 days from the date of the resolution or decision to change.

Chapter 8 Other matters deemed necessary to be stipulated by the shareholders’ meeting

Article 29. Shareholders may transfer all or part of their shares among themselves.

The transfer of shares by a shareholder to a person other than a shareholder shall be approved by a majority of the other shareholders. The shareholders shall notify the other shareholders in writing regarding the transfer of shares for their consent, and if the other shareholders do not reply for thirty days from the date of receiving the written notice, they shall be deemed to have consented to the transfer. If more than half of the other shareholders do not consent to the transfer, the shareholder who does not consent shall purchase the transferred shares; if he or she does not purchase the shares, he or she shall be deemed to have consented to the transfer.

If the shareholders consent to the transfer, the other shareholders shall have the right of first refusal under the same conditions. If two or more shareholders claim to exercise the right of first refusal, they shall negotiate to determine their respective percentage of purchase; if the negotiation fails, the right of first refusal shall be exercised in accordance with the respective percentage of capital contribution at the time of the transfer.

Article 30. After the shareholders transfer their shares in accordance with the law, the Company shall amend the Articles of Association and the register of shareholders in relation to the shareholders and their capital contributions.

Article 31. The Company’s business term is 50 years, calculated from the date of issuance of the Company’s business license.

When the Company’s business term expires, the Company can continue to exist by amending the Articles of Association. Company to extend the business term must be registered for change.

Article 32. The Company shall be dissolved for the following reasons:

(i) Expiration of the business term as stipulated in the Company’s Articles of Association;

(ii) Resolution of the shareholders to dissolve the Company;

(iii) Dissolution required for the purpose of Company merger or division;

(iv) Revocation of the business license, closure order, or annulment as prescribed by law;

(v) Dissolution ordered by a people’s court in accordance with Article 182 of the Company Law.

In the event of the Company’s dissolution based on the above provisions (i), (ii), (iv), or (v), a liquidation committee shall be established within 15 days from the occurrence of the dissolution event to commence the liquidation process. The liquidation committee shall be composed of the shareholders.

Article 33. In the event of the dissolution of the Company requiring liquidation according to law, the liquidation team shall, within 10 days from the date of its establishment, register with the competent authority the list of members of the liquidation team and the person in charge of the liquidation team.

Article 34. The liquidation team shall notify the creditors within 10 days from the date of its establishment and publish a notice in a newspaper within 60 days. During the period of declaring claims, the liquidation team shall not make any payment to the creditors.

Article 35. During the liquidation period, the Company shall remain in existence but shall not engage in any business activities unrelated to the liquidation. The Company’s assets shall not be distributed to the shareholders until they have been settled in accordance with the provisions of the Company Law.

After the completion of the Company liquidation, the liquidation team shall prepare a liquidation report for confirmation by the shareholders’ meeting. Within 30 days from the date of the completion of the liquidation, the liquidation team shall apply to the original Company registration authority for deregistration and announce the termination of the Company.

Chapter 1 Supplementary Provisions

Article 36. The shareholders’ meeting shall make a resolution if the Company is to invest in other enterprises or provide guarantees for others.

If the Company provides guarantees for the Company’s shareholders or de facto controller, a resolution must be made by the shareholders’ meeting.

The shareholders specified above or the shareholders who are at the disposal of de facto controllers specified above shall not participate in the voting on the matters specified above. Such vote shall be passed by a majority of the voting rights held by other shareholders present at the meeting.

Article 37. The registration matters of the Company shall be subject to the approval of the Company registration authority.

Article 38. Other matters not provided for in these Articles of Association shall be subject to the relevant provisions of the Company Law.

Article 39. This Articles of Association is jointly made by all shareholders and shall take effect from the date of signing.

Article 40. This Articles of Association is made in duplicate, with one copy submitted to the Company registration authority.

Signed by all shareholders.

Lin Zengqiang

Lin Zhenzhu

TAN HUNG SENG

Legal Representative

Lin Zengqiang

Fuqing Hongchang Food Co., Ltd (seal)

May 8, 2023